 GLOBALSTAR ANNOUNCES SECOND QUARTER 2026 FINANCIAL RESULTS

•Generated second quarter 2026 revenue of $64.8 million with record high Commercial IoT subscriber activations.
•Continued progress on regulatory approval process in connection with the previously announced Merger Agreement with Amazon, with expiration of the waiting period under the HSR Act in July 2026.
•Continued execution of next-generation satellite constellation initiatives with launch of first set of replacement satellites rescheduled for later this month and further development of third-generation satellites.

Covington, LA, August 6, 2026 -- Globalstar, Inc. (Nasdaq: GSAT) (“Globalstar” or the “Company”), a next-generation telecommunications infrastructure and technology provider, today announced its financial results for the second quarter ended June 30, 2026. Capitalized terms not defined herein have the meaning given to such terms in our periodic reports.

"During the second quarter, we remained focused on disciplined execution across our business while continuing to invest in the technologies and infrastructure that support our long-term strategy," said Dr. Paul E. Jacobs, Chief Executive Officer of Globalstar. "We continue to make meaningful progress across our product, network and commercial initiatives while advancing the regulatory process associated with our previously announced Merger Agreement with Amazon. I am proud of our team's continued execution and commitment to delivering innovative connectivity solutions for our customers."

RECENT OPERATIONAL HIGHLIGHTS

•Transaction Update: The proposed transaction with Amazon is progressing through the regulatory approval process with the HSR waiting period having expired on July 17, 2026. Globalstar and Amazon are actively engaged with remaining regulatory authorities, including the FCC and certain international merger control, foreign investment and satellite and communications authorities. The transaction is expected to close in 2027 and remains subject to the satisfaction of remaining closing conditions including, among others, receipt of outstanding regulatory approvals and Globalstar's achievement of certain HIBLEO-4 replacement satellite milestones.

•Continued Execution of Satellite Network Initiatives: Globalstar continued execution of its next-generation satellite replacement and expansion initiatives, including preparation for the launch of its first set of replacement satellites, which will support Globalstar’s current-generation LEO constellation, and further development of its third-generation satellites and ground infrastructure. Globalstar is expanding its international network of ground stations in order to support its third-generation C-3 satellite system with active construction projects in multiple countries across North and South America as well as Europe and Asia. These initiatives represent important components of the Company's long-term strategy pursuant to the Updated Services Agreements to enhance network resilience, capacity and service capabilities.

•Commercial Momentum Across Connectivity Solutions: Globalstar continued to see commercial engagement across its satellite and terrestrial connectivity portfolio, including customer interest in its RM200M satellite communications module and ongoing demand for mission-critical connectivity solutions. The Company also continued expanding opportunities within government and defense markets while supporting customers across its terrestrial and satellite offerings.

SECOND QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the second quarter of 2026 was $64.8 million, including $60.0 million of service revenue and $4.8 million of revenue generated from subscriber equipment sales.

Service revenue decreased $3.2 million, or 5%, during the second quarter of 2026 compared to the prior year's second quarter, primarily due to a decrease in wholesale capacity service revenue resulting from the timing of service fees associated with the reimbursement of network-related costs. The second quarter of 2025 included out of period wholesale capacity services revenue of $6.6 million; excluding this item, service revenue during the second quarter of 2026 would have increased $3.4 million compared to the prior period. Declines in Duplex and SPOT service revenue due to subscriber churn over the last twelve months also contributed to the decrease in service revenue. Partially offsetting these decreases was an increase in Commercial IoT service revenue due to growth in the subscriber base during the second quarter of 2026; we achieved record high Commercial IoT subscriber activations during the second quarter of 2026, contributing to an over 20% increase in gross activations on a last twelve-month basis.

Revenue from subscriber equipment sales increased $0.8 million, or 21%, compared to the prior year's second quarter primarily due to a higher volume of Commercial IoT device sales, and to a lesser extent, but meaningful from a strategic growth perspective, the sale of XCOM RAN systems.

(Loss) Income from Operations

Loss from operations was $4.8 million during the second quarter of 2026, compared to income from operations of $6.1 million during the prior year's second quarter. Higher operating expenses and a decrease in service revenue (discussed above) contributed to this change.

The increase in operating expenses was due primarily to higher marketing, general and administrative (“MG&A”) expenses and cost of services offset partially by lower stock-based compensation and depreciation expense. MG&A expenses were higher than the prior year's second quarter due primarily to increased legal and other professional fees related to the Amazon transaction. Consistent with previous quarters, higher cost of services resulted primarily from network operating costs to support the build out of our next-generation ground network infrastructure, a significant portion of which are reimbursed to us and recognized as revenue. Costs to support XCOM technology development also increased during the second quarter of 2026 compared to the same period in 2025. Also contributing to the increase in cost of services and MG&A expenses was the recognition of employee retention credits received in the second quarter of 2025 that did not recur in 2026.

Net (Loss) Income

Net loss was $26.5 million for the second quarter of 2026, compared to net income of $19.2 million for the prior year's second quarter. Net loss was impacted by unfavorable changes in foreign currency losses and gains due to the remeasurement of intercompany balances as well as higher interest expense resulting from our recognition of non-cash imputed interest related to the 2024 Prepayment Agreement. Unfavorable changes in (loss) income from operations (discussed above) also impacted the net loss during the quarter. Offsetting these items was a noncash gain on the contingent interest feature within the 2024 Debt Repayment resulting from the achievement of certain milestones under our agreements with the Customer pursuant to the Updated Services Agreements.

As a result of the adoption of ASU 2025-07, we are no longer required to bifurcate the embedded derivative associated with the 2024 Debt Repayment; accordingly the quarterly noncash mark-to-market adjustments ceased in 2026.

Adjusted EBITDA

Adjusted EBITDA was $26.0 million during the second quarter of 2026 compared to $35.8 million during the prior year's second quarter. This decrease was due to higher operating expenses (excluding adjustments for non-cash or non-recurring items) and lower revenue, primarily driven by the out of period service revenue recognized in the second quarter of 2025, as discussed above.

Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA.”

YEAR TO DATE FINANCIAL REVIEW

Revenue

Total revenue for the first six months of 2026 was $134.8 million, including $126.7 million of service revenue and $8.1 million of revenue generated from subscriber equipment sales, compared to $127.2 million for the first six months of 2025.

Service revenue increased $6.4 million, or 5%, during the first six months of 2026 compared to the same period in 2025 primarily due to higher wholesale capacity services resulting from additional service fees associated with the reimbursement of network-related costs. Consistent with the quarterly results previously discussed, higher Commercial IoT subscribers increased service revenue for the first six months of 2026 partially offset by lower service revenue due to fewer Duplex and SPOT subscribers. Also increasing service revenue for the period was higher revenue associated with our service agreement with Parsons Corporation as we moved beyond the proof of concept phase and into the first year of service.

Revenue from subscriber equipment sales increased $1.2 million, or 18%, for the first six months of 2026 compared to the same period in 2025 consistent with the quarterly discussion above.

Income (Loss) from Operations

Income from operations was $3.4 million during the first six months of 2026, compared to loss from operations of $2.4 million during the same period in 2025. During the first six months of 2026, higher revenue was partially offset by higher operating expenses, as discussed above.

Consistent with the quarterly discussion above, operating expenses were higher due primarily to higher MG&A expenses and cost of services offset by lower stock-based compensation and depreciation expense. Also contributing to the increase in cost of services and MG&A expenses was the recognition of employee retention credits received in both the first and second quarters of 2025 that did not recur in 2026. The fluctuation in operating expenses was favorably impacted by a noncash disposal of assets recognized during the first quarter of 2025 that did not recur in 2026.

Net (Loss) Income

Net loss was $41.4 million for the first six months of 2026, compared to net income of $1.9 million during the same period in 2025. The variances driving net loss and income are consistent with the quarterly discussion above.

Adjusted EBITDA

Adjusted EBITDA was $59.4 million during the first six months of 2026 compared to $66.1 million during the same period in 2025. Higher revenue was more than offset by higher operating expenses (excluding adjustments for non-cash or non-recurring items). Specifically, while we continue to enhance and develop our XCOM RAN product and service offerings, we have incurred costs, primarily for personnel, in advance of significant revenue. Also, as previously described, 2025 Adjusted EBITDA benefited from out of period service revenue of $6.6 million that was recognized in the second quarter of 2025.

Liquidity

As of June 30, 2026, we held cash and cash equivalents of $409.8 million, compared to $447.5 million as of December 31, 2025.

During the first six months of 2026, net cash flows generated from operations were approximately $159.7 million, capital expenditures were $208.3 million and net cash flows from financing activities were $10.6 million. Cash and cash equivalents were also positively impacted by a $0.3 million effect of exchange rate changes. Operating cash flows during the first six months of 2026 included $104.8 million received in connection with the Infrastructure Prepayment, $15.0 million in accelerated service fee payment from the Customer pursuant to the Updated Services Agreements as well as other cash flows generated from the business. Capital expenditures were primarily associated with our commitments under the Updated Services Agreements related to the deployment of the replacement satellites and Extended MSS Network. Financing activities for the first six months of 2026 reflected a draw pursuant to the 2023 Funding Agreement, offset by the final recoupment under the 2021 Funding Agreement as well as preferred stock dividend payments.

Adjusted free cash flow during the first six months of 2026 was $43.5 million compared to $77.9 million during the same period in 2025. This decrease was primarily due to the timing of cash receipts pursuant to the Updated Services Agreements, specifically $15.0 million in accelerated service fees paid to us during the first six months of 2026 compared to $30.0 million during the first six months of 2025 as well as the timing of service fees associated with the reimbursement of network-related costs (as discussed above). Adjusted free cash flow is a non-GAAP financial measure. For more information, refer to “Reconciliation of Non-GAAP Adjusted Free Cash Flow.”

The principal amount of our debt was $423.7 million at June 30, 2026, compared to $410.0 million at December 31, 2025. This increase was due to the issuance of debt under the 2023 Funding Agreement totaling $19.9 million during 2026 offset by the final recoupment of $6.3 million under the 2021 Funding Agreement.

CONTINUED SUSPENSION OF FINANCIAL OUTLOOK AND CONFERENCE CALLS

In connection with the pending transaction with Amazon, Globalstar does not intend to hold future earnings conference calls or provide updates to forward-looking guidance.

About Globalstar, Inc.
Globalstar is a global telecommunications provider connecting what matters most. Through our industry-leading low Earth orbit (LEO) satellite constellation and licensed Band 53/n53 spectrum, we deliver reliable satellite and terrestrial connectivity solutions that empower customers worldwide to connect, transmit, and communicate smarter.

Our comprehensive connectivity ecosystem includes software-defined, purpose-built private wireless network platform, coupled with Globalstar Band 53 in XCOM RAN™ and trusted GPS messengers Saved by SPOT™ for safety and personal communication for business and enterprise applications.

Serving business, enterprise, and consumer markets across the globe, Globalstar supports applications that track and protect assets, enable automation, enhance operational efficiency, and safeguard lives. With unmatched reach and a relentless focus on innovation, and mission-critical performance, we're redefining what's possible for global connectivity.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
investorrelations@globalstar.com

Cautionary Statement About Forward-Looking Statements
Certain statements contained in this press release other than purely historical information, including, but not limited to, estimates, projections or statements relating to the Mergers, future revenue, financial performance, financial condition, liquidity, adjusted free cash flow, projections, estimates and guidance, statements relating to our business plans, objectives and expected operating results, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives) and the completion and launch of new satellites, our expectations regarding the outcomes of regulatory and licensing proceedings, the expected growth prospects of our existing customers and the markets that we serve, our expectations relating to the impact of trade policies (including tariffs), our expectations about our ability to integrate the licensed technology into our current line of business, the expected benefits of the updated services agreements, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” "might," "could," “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, our ability to complete the Mergers on the anticipated terms and timing, or at all, including obtaining required regulatory approvals and the satisfaction of other conditions to the completion of the Mergers, potential litigation relating to the Mergers, including the effects of any outcomes related thereto, the risk that disruptions from the Mergers (such as the ability of certain of our customers to terminate or amend contracts upon a change of control, or to withhold consent to such change of control) will harm our business, including current plans and operations, our ability to retain and hire key personnel, the diversion of management’s time and attention from ordinary course business operations, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Mergers, contractual provisions that may impact our ability to pursue certain business opportunities or strategic transactions during the pendency, and/or following the completion of, the Mergers, the occurrence of any event, change, or other circumstance that could give rise to the termination of the Mergers, including in circumstances requiring us to pay a termination fee under the Merger Agreement, our ability to meet our obligations to attain the anticipated benefits under the Updated Services Agreements and avoid the potential adjustment of the Merger Consideration if we fail to meet certain milestones based on the Company's agreements with the Customer, and those described under Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and as updated in the Company’s other filings with the SEC. The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release to reflect actual results, future events or circumstances or changes in our assumptions, business plans or other changes.

This press release contains measures such as EBITDA, Adjusted EBITDA, and Adjusted free cash flow, which are not recognized under U.S. generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP measures to amounts reported in the Company’s consolidated financial statements are provided in this press release. For forward-looking Adjusted EBITDA margin, the Company is unable to provide a reconciliation to the most comparable GAAP measure without unreasonable effort because estimating such GAAP measures and providing a meaningful reconciliation is extremely difficult and requires a level of precision that is unavailable for these future periods and the information needed to reconcile these measures is dependent upon future events, many of which are outside of our control as described above. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue:
Service revenue	$59,998	$63,216	$126,699	$120,283
Subscriber equipment sales	4,774	3,932	8,137	6,897
Total revenue	64,772	67,148	134,836	127,180
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	23,602	19,479	47,035	38,104
Cost of subscriber equipment sales	3,395	2,881	5,862	4,928
Marketing, general and administrative	23,025	9,683	37,853	21,272
Stock-based compensation	2,723	5,949	5,428	12,906
Reduction in the value and disposal of long-lived assets	—	—	64	7,038
Depreciation, amortization, and accretion	16,802	23,010	35,199	45,287
Total operating expenses	69,547	61,002	131,441	129,535
(Loss) income from operations	(4,775)	6,146	3,395	(2,355)
Other income (expense):
Interest income and expense, net of amounts capitalized	(20,660)	(7,428)	(40,474)	(15,373)
Foreign currency (loss) gain	(1,376)	11,966	(2,997)	16,072
Gain on contingent interest feature within 2024 Debt Repayment	4,181	—	4,181	—
Derivative gain and other income	—	6,697	44	6,284
Total other (expense) income	(17,855)	11,235	(39,246)	6,983
(Loss) income before income taxes	(22,630)	17,381	(35,851)	4,628
Income tax expense (benefit)	3,909	(1,827)	5,506	2,751
Net (loss) income	$(26,539)	$19,208	$(41,357)	$1,877

Net (loss) income attributable to common shareholders	(29,183)	16,564	(46,616)	(3,382)
Net (loss) income per common share:
Basic (1)	$(0.23)	$0.13	$(0.36)	$(0.03)
Diluted (1)	(0.23)	0.13	(0.36)	(0.03)
Weighted-average shares outstanding:
Basic (1)	129,122	126,614	128,771	126,545
Diluted (1)	129,122	127,854	128,771	126,545

(1)All historical share and per share amounts for the periods prior to the completion of the 1:15 reverse stock split on February 10, 2025 reflected in this press release have been adjusted to reflect the reverse stock split.

GLOBALSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)
(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$409,771	$447,471
Accounts receivable, net of allowance for credit losses of $1,390 and $1,468, respectively	20,529	19,976
Inventory	10,938	9,614
Prepaid expenses and other current assets	22,225	19,667
Total current assets	463,463	496,728
Property and equipment, net	1,543,330	1,305,458
Operating lease right of use assets, net	65,188	66,698
Prepaid network costs	227,090	198,375
Derivative asset	—	114,461
Intangible and other assets, net of accumulated amortization of $15,747 and $12,511, respectively	145,741	144,545
Total assets	$2,444,812	$2,326,265
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$51,400	$31,835
Accounts payable and accrued expenses	120,843	56,022
Accrued network construction costs	71,131	55,218
Payables to affiliates	353	391
Deferred revenue, net	56,179	62,020
Total current liabilities	299,906	205,486
Long-term debt	307,389	451,953
Operating lease liabilities	53,009	54,549
Deferred revenue, net	1,029,366	806,930
Other non-current liabilities	462,529	451,618
Total non-current liabilities	1,852,293	1,765,050

Total liabilities	2,152,199	1,970,536

Stockholders’ equity:
Series A Perpetual Preferred Stock of $0.0001 par value; 300,000 shares authorized and 149,425 issued and outstanding at June 30, 2026 and December 31, 2025, respectively	—	—
Voting Common Stock of $0.0001 par value; 143,333,334 shares authorized; 129,562,435 and 128,050,400 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	13	13
Additional paid-in capital	2,492,511	2,489,227
Accumulated other comprehensive income	6,659	3,286
Retained deficit	(2,206,570)	(2,136,797)
Total stockholders’ equity	292,613	355,729
Total liabilities and stockholders’ equity	$2,444,812	$2,326,265

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net (loss) income	$(26,539)	$19,208	$(41,357)	$1,877

Interest income and expense, net	20,660	7,428	40,474	15,373
Derivative gain	—	(6,332)	—	(5,905)
Income tax expense (benefit)	3,909	(1,827)	5,506	2,751
Depreciation, amortization, and accretion	16,802	23,010	35,199	45,287
EBITDA (1)	14,832	41,487	39,822	59,383

Non-cash compensation	2,723	5,949	5,428	12,906
Foreign exchange and other	1,376	(12,386)	2,952	(16,506)
Reduction in the value and disposal of long-lived assets	—	—	64	7,038
Non-cash expenses associated with the License Agreement (2)	851	738	1,771	2,617
Transaction costs	10,349	—	13,586	702
Non-cash gain on contingent interest feature within the 2024 Debt Repayment	(4,181)	—	(4,181)	—
Adjusted EBITDA (1)	$25,950	$35,788	$59,442	$66,140

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net loss. These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

(2)
In connection with the License Agreement with XCOM, the Company entered into a Support Services Agreement (the “SSA”). Fees payable by Globalstar pursuant to the SSA were paid in shares of its common stock prior to its termination in 2025. Costs also include the non-cash intangible asset technology amortization associated with the initial purchase of certain intangible assets made in the form of Globalstar common stock.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Service revenue:
Wholesale capacity services	$40,114	$42,385	$86,381	$79,094
Subscriber services
Commercial IoT	7,512	7,051	14,962	13,631
SPOT	8,604	9,224	17,259	18,595
Duplex	2,715	3,677	5,291	7,129
Government and other services	1,053	879	2,806	1,834
Total service revenue	59,998	63,216	126,699	120,283

Subscriber equipment sales	4,774	3,932	8,137	6,897

Total revenue	$64,772	$67,148	$134,836	$127,180

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Average subscribers
Commercial IoT	580,427	534,505	575,436	528,869
SPOT	207,606	224,885	209,387	227,546
Duplex	15,755	21,841	16,351	22,638
Other	192	239	199	248
Total	803,980	781,470	801,373	779,301

ARPU (1)
Commercial IoT	$4.31	$4.40	$4.33	$4.30
SPOT	13.81	13.67	13.74	13.62
Duplex	57.44	56.12	53.93	52.49

(1)
ARPU measures service revenue per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

GLOBALSTAR, INC.
RECONCILIATION OF NON-GAAP ADJUSTED FREE CASH FLOW
(In thousands)
(Unaudited)

	Six Months Ended
	June 30, 2026	June 30, 2025
Net cash provided by operating activities (1)	$159,767	$209,741
Less: payments received pursuant to the Infrastructure Prepayment	(104,807)	(124,690)
Less: capital expenditures, excluding reimbursable network purchases (2)	(11,463)	(7,111)
Adjusted free cash flow (3)	$43,497	$77,940

(1)	Net cash provided by operating activities is calculated under GAAP and is reflected in the Company's consolidated statements of cash flows.
(2)	Excludes the reimbursable portion of upfront network purchases for the Phase 2 Service Period and the Extended MSS Network pursuant to the Updated Services Agreements. The costs are reimbursed under such agreements in future periods.
(3)	Free cash flow is calculated using net cash provided by operating activities less capital expenditures (which may also be referred to as network upgrades). The Company excludes capital expenditure payments made pursuant to the Updated Services Agreements; amounts which are prepaid by the Customer pursuant to such agreements, that are recorded as operating cash flows, are also excluded from this calculation as those amounts are used to fund associated capital expenditures. Free cash flow as so defined may not be similar to free cash flow as defined by other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's consolidated financial statements. The Company believes that free cash flow is a useful financial metric concerning liquidity, reflecting available cash after capital expenditures, that may be used to fund general corporate expenditures as well as for investments in strategic growth opportunities.